Filed Pursuant To Rule 433

Registration No. 333-275079

January 11, 2024

GRAYSCALE®

# Grayscale Overview

## Our Story

Grayscale enables investors to access the digital economy through a family of secure, compliant, and future-forward investment products. Founded in 2013, Grayscale has a proven track record and unrivaled expertise as the world's largest crypto asset manager.*

Investors, advisors, and asset allocators turn to Grayscale's suite of investment products for exposure to single asset, diversified, and thematic investment products.

**10**
Years of Asset Management Experience

**$33B+***
Assets Under Management
*As of 12/29/2023

**17**
Digital Asset Products Offered

## *Our firm has introduced a series of "firsts"...*

**2013** Grayscale launches the first-ever Bitcoin investment fund, a private placement for accredited investors to gain Bitcoin exposure.

**2015** Grayscale gains approval to quote shares of the first publicly-available Bitcoin fund on OTC Markets, allowing all investors to gain Bitcoin exposure through Grayscale Bitcoin Trust (Ticker: GBTC).

**2020** Grayscale Bitcoin Trust becomes the first SEC-reporting company in the industry, offering greater transparency for investors and regulators alike.

**2024** Grayscale receives approval from the SEC to uplist GBTC as a spot Bitcoin ETF.

## Our Mission

As we continue our journey to democratize access to this nascent asset class, we prioritize education to provide investors with a foundational understanding of Bitcoin, blockchain, and crypto more broadly.

→ Create future-forward investment solutions

→ Educate financial professionals and investors

→ Manage best-in-class crypto products

GRAYSCALE OVERVIEW

Our Offerings Grayscale has pioneered the model of providing investors with exposure to digital assets in the form of a security without the challenges of buying, storing, and safekeeping crypto. Grayscale products include private placements for accredited investors, publicly-traded crypto funds, and ETFs. Our flagship offering, Grayscale Bitcoin Trust ETF (Ticker:GBTC) is the world’s largest spot Bitcoin ETF*. GBTC is listed on the New York Stock Exchange (NYSE) *As of 1/10/2024 Questions on our products? Contact us at info@grayscale.com For more information on our company and products, please visit us at www.grayscale.comor follow us @Grayscale Grayscale Bitcoin Trust (BTC) (the “Trust”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101. Foreside Fund Services is the Marketing Agent for the Trust. An investment in the Trust involves risks, including possible loss of principal. The Trust holds Bitcoin; however, an investment in the Trust is not a direct investment in Bitcoin. As a non-diversified and single industry fund,the value of the shares may fluctuate more than shares invested in a broader range of industries. Extreme volatility, regulatory changes, and exposure to digital asset exchanges may impact the value of Bitcoin, and consequently the value of the Trust. Carefully consider the Trust’s investment objectives, risk factors, fees and expenses before investing. Grayscale Investments, LLC (“Grayscale”) is the sponsor of GBTC. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and GBTC is not registered under the Investment Company Act of 1940. GBTC is subject to the rules and regulations of the Securities Act of 1933. Investments involve risk. Principal loss is possible. Unlike mutual funds, ETFs may trade at a premium or discount to their net asset value. The Trust relies on third party service providers to perform certain functions essential to the affairs of the funds and the replacement of such service providers could pose a challenge to the safekeeping of the digital asset and to the operations of the Trust. This information should not be relied upon as research, investment advice, or a recommendation regarding any products, strategies, or any security in particular. This material is strictly for illustrative, educational, or informational purposes and is subject to change. © 2024 Grayscale Investments, LLC. All trademarks, service marks and/or trade names (e.g., BITCOIN INVESTING BEGINS HERE, DROP GOLD, G, GRAYSCALE, GRAYSCALE CRYPTO SECTORS, and GRAYSCALE INVESTMENTS) are owned and/or registered by Grayscale Investments, LLC. All of the content on our site - including text, software, scripts, code, designs, graphics, photos, sounds, music, videos, applications, interactive features, articles, news stories, sketches, animations, stickers, general artwork and other content (“Content”) - is owned by Grayscale Investments, LLC or others we license Content from, and is protected by copyright, patent and other laws. Grayscale Investments, LLC reserves all rights not expressly described herein.

The Grayscale Bitcoin Trust (BTC) (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.